Exhibit 99.1
FOR IMMEDIATE RELEASE

August 4, 2010
For more information contact:
Scott Estes (419) 247-2800
Mike Crabtree (419) 247-2800
Health Care REIT, Inc.
Reports Second Quarter 2010 Results
Toledo, Ohio, August 4, 2010.....Health Care REIT, Inc. (NYSE:HCN) today announced operating results for the company’s second quarter ended June 30, 2010.
“We are on track to record the highest annual investment volume in our history,” commented George L. Chapman, chief executive officer of Health Care REIT. “We have raised our investment guidance an additional $800 million, which has put us on pace to complete gross investments in excess of $2 billion this year. These high-quality investments have positioned the company to generate more significant earnings growth in 2011 and are the impetus for the recent resumption of dividend increases.”
Recent Highlights
•	Increased midpoints of normalized FFO guidance to a range of $3.13 to $3.20 from $3.10 to $3.20 per diluted share and normalized FAD guidance to a range of $2.89 to $2.96 from $2.87 to $2.97 per diluted share

•	Increased quarterly cash dividend to $0.69 from $0.68 per common share

•	Reported trailing twelve month payment coverage before management fees of 2.03x, highest in company history

•	Completed year-to-date gross new investments totaling $878 million, including $293 million for second quarter

•	Announced $817 million partnership with Merrill Gardens, LLC, including new investment of $510 million

•	Announced total new investments of $653 million subsequent to quarter-end

•	Increased 2010 gross investment guidance to a range of $1.8 billion to $2.2 billion from $1.0 billion to $1.4 billion

•	Received $57 million in proceeds on property sales and loan payoffs year-to-date, generating $10 million of gains

•	Completed the re-opening of our 6.125% senior unsecured notes due 2020, raising an additional $150 million priced to yield 6.00%

•	Issued an additional $152 million of 3.00% convertible senior unsecured notes due 2029 to repurchase an additional $139 million of 4.75% convertible senior unsecured notes due 2026 and 2027

•	Raised $82 million of HUD mortgage loans at a rate of 5.10%

•	Extended average debt maturity from 4.4 years at December 31, 2009 to 6.2 years at June 30, 2010
Key Performance Indicators

	2Q10	2Q09	Change	2010	2009	Change
Net income attributable to common stockholders (NICS) per diluted share	$0.37	$0.53	-30%	$0.58	$1.09	-47%
Normalized FFO per diluted share	$0.80	$0.80	0%	$1.54	$1.61	-4%
Normalized FAD per diluted share	$0.73	$0.76	-4%	$1.43	$1.52	-6%
Dividends per common share	$0.68	$0.68	0%	$1.36	$1.36	0%
Normalized FFO Payout Ratio	85%	85%		88%	84%
Normalized FAD Payout Ratio	93%	89%		95%	89%

2Q10 Earnings Release	August 4, 2010
Quarterly Earnings

	NICS			FFO			FAD
	2Q10	2Q09	Change	2Q10	2Q09	Change	2Q10	2Q09	Change
Per diluted share	$0.37	$0.53	-30%	$0.74	$0.80	-8%	$0.70	$0.82	-15%
Includes impact of:
Gain (loss) on property sales(1)	$0.03	$0.10
Other items, net(2)	$(0.06)	$—		$(0.06)	$—		$(0.06)	$—
Prepaid/straight-line rent receipts(3)							$0.02	$0.07
Per diluted share — normalized(a)				$0.80	$0.80	0%	$0.73	$0.76	-4%

(a)	Amounts may not sum due to rounding

(1)	$3,314,000 and $10,677,000 of gains in 2Q10 and 2Q09, respectively.

(2)	See Exhibit 1.

(3)	$2,330,000 and $7,255,000 of receipts in 2Q10 and 2Q09, respectively.
Year-To-Date Earnings

	NICS			FFO			FAD
	2010	2009	Change	2010	2009	Change	2010	2009	Change
Per diluted share	$0.58	$1.09	-47%	$1.25	$1.59	-21%	$1.17	$1.63	-28%
Includes impact of:
Gain (loss) on property sales(1)	$0.08	$0.25
Other items, net(2)	$(0.29)	$(0.02)		$(0.29)	$(0.02)		$(0.29)	$(0.02)
Prepaid/straight-line rent receipts(3)							$0.03	$0.14
Per diluted share — normalized(a)				$1.54	$1.61	-4%	$1.43	$1.52	-6%

(a)	Amounts may not sum due to rounding

(1)	$10,033,000 and $27,713,000 of gains in 2010 and 2009, respectively.

(2)	See Exhibit 1.

(3)	$4,068,000 and $15,144,000 of receipts in 2010 and 2009, respectively.
Second Quarter 2010 Normalizing Items The following is a summary of certain items that impacted second quarter 2010 earnings:
•	$7.0 million of debt extinguishment charges ($0.06 per diluted share) were recognized in connection with the convertible senior notes repurchase.

•	$0.8 million of transaction costs ($0.01 per diluted share) were recognized in connection with acquisitions completed during the quarter.

•	$0.2 million of property operating expenses ($0.00 per diluted share) were incurred in connection with a hospital classified as held for sale.

•	$1.0 million of non-recurring other income ($0.01 per diluted share) was recognized in connection with a fee received for a disposition that did not occur.
Dividends for Second Quarter 2010 As previously announced, the Board of Directors increased the cash dividend for the quarter ended June 30, 2010 to $0.69 per share, as compared to $0.68 per share for the same period in 2009. The cash dividend will be paid on August 20, 2010 and will be the company’s 157th consecutive quarterly dividend payment.
Investments Subsequent to Quarter End
•	As previously announced, the company will form an $817 million partnership with Merrill Gardens, LLC. The company will acquire an 80% interest in a 38-building senior housing portfolio with 4,388 units located primarily in California and Washington. Merrill Gardens will continue to manage the assets and own the remaining 20% interest. The partnership will consist of 13 facilities currently owned by Health Care REIT valued at $307 million and 25 additional facilities valued at $510 million. The entire portfolio is currently projected to generate 2011 NOI after management fees of approximately $60 to $63 million. The transaction is anticipated to close in September.

2Q10 Earnings Release	August 4, 2010
•	The company expects to complete a portfolio acquisition consisting of six combination senior housing facilities located in Indiana, New York and Connecticut. The company plans to close on two assets totaling $47 million in August, anticipates closing on three more in September totaling $70 million and expects to close the remaining facility for $26 million in first quarter 2011. The company’s total investment of $143 million includes the assumption of $14 million in secured debt associated with the planned September closing at a rate of 6.8%. The assets will be leased to a senior housing operator with an initial term of 15 years and an initial yield of 8.0%.
Outlook for 2010 The company is increasing its investment guidance for 2010. It now expects to complete acquisitions and joint venture investments of $1.5 billion to $1.8 billion, up from $700 million to $1.0 billion. The company continues to expect funded new development of $300 to $400 million and dispositions of $300 million, resulting in net new investments of $1.5 billion to $1.9 billion.
The company is increasing the midpoints of its 2010 normalized FFO and FAD guidance primarily as a result of the increase in investment guidance offset by the issuance of $450 million of senior unsecured notes in the second quarter. Normalized FFO has been increased to a range of $3.13 to $3.20 per diluted share from $3.10 to $3.20 per diluted share. Normalized FAD has been increased to a range of $2.89 to $2.96 per diluted share from $2.87 to $2.97 per diluted share.
Net income attributable to common stockholders has been reduced to a range of $1.33 to $1.40 per diluted share from $1.36 to $1.46 per diluted share. The decrease in net income guidance is primarily due to the reasons noted above in addition to $7.0 million of debt extinguishment losses offset by $3.3 million of gains on sales of real property recognized in the second quarter.
The company’s guidance excludes any additional capital transactions, impairments, unanticipated additions to the loan loss reserve or other additional one-time items, including any additional cash payments other than normal monthly rental payments. Please see the exhibits for a reconciliation of the outlook for net income available to common stockholders to normalized FFO and FAD.
Conference Call Information The company has scheduled a conference call on Thursday, August 5, 2010 at 10:00 a.m. Eastern Time to discuss its second quarter 2010 results, industry trends, portfolio performance and outlook for 2010. Telephone access will be available by dialing 888-346-2469 or 706-758-4923 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through August 19, 2010. To access the rebroadcast, dial 800-642-1687 or 706-645-9291 (international). The conference ID number is 86007698. To participate in the webcast, log on to www.hcreit.com or www.earnings.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days through the same websites. This earnings release is posted on the company’s website at www.hcreit.com under the heading News.
Supplemental Reporting Measures The company believes that net income attributable to common stockholders (NICS), as defined by U.S. generally accepted accounting principles (U.S. GAAP), is the most appropriate earnings measurement. However, the company considers funds from operations (FFO) and funds available for distribution (FAD) to be useful supplemental measures of its operating performance. Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts (NAREIT) created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO, as defined by NAREIT, means net income, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Normalized FFO represents FFO adjusted for certain items detailed in Exhibit 1. FAD represents FFO excluding net straight-line rental adjustments, amortization related to above/below market leases and amortization of non-cash interest expenses and less cash used to fund capital expenditures, tenant improvements and lease commissions at medical office buildings. Normalized FAD represents FAD excluding prepaid/straight-line rent cash receipts and adjusted for certain items detailed in Exhibit 1. The company believes that normalized FFO and normalized FAD are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.

2Q10 Earnings Release	August 4, 2010
The company’s supplemental reporting measures and similarly entitled financial measures are widely used by investors and equity analysts in the valuation, comparison and investment recommendations of companies. The company’s management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by the company, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of the supplemental reporting measures.
About Health Care REIT, Inc. Health Care REIT, Inc., an S&P 500 company with headquarters in Toledo, Ohio, is a real estate investment trust that invests across the full spectrum of senior housing and health care real estate. The company also provides an extensive array of property management and development services. As of June 30, 2010, the company’s broadly diversified portfolio consisted of 625 properties in 39 states. More information is available on the company’s website at www.hcreit.com.
This document may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements concern and are based upon, among other things, the possible expansion of the company’s portfolio; the sale of properties; the performance of its operators/tenants and properties; its occupancy rates; its ability to acquire, develop and/or manage properties; its ability to enter into agreements with viable new tenants for vacant space or for properties that the company takes back from financially troubled tenants, if any; its ability to make distributions to stockholders; its policies and plans regarding investments, financings and other matters; its tax status as a real estate investment trust; its ability to appropriately balance the use of debt and equity; its ability to access capital markets or other sources of funds; its critical accounting policies; and its ability to meet its earnings guidance. When the company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The company’s expected results may not be achieved, and actual results may differ materially from expectations. This may be a result of various factors, including, but not limited to: the status of the economy; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost-effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care, senior housing and life science industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; the company’s ability to transition or sell facilities with profitable results; the failure to make new investments as and when anticipated; acts of God affecting the company’s properties; the company’s ability to re-lease space at similar rates as vacancies occur; the company’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; regulatory approval and market acceptance of the products and technologies of life science tenants; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future acquisitions; environmental laws affecting the company’s properties; changes in rules or practices governing the company’s financial reporting; and legal and operational matters, including real estate investment trust qualification and key management personnel recruitment and retention. Finally, the company assumes no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

2Q10 Earnings Release	August 4, 2010
HEALTH CARE REIT, INC.
Financial Exhibits
Consolidated Balance Sheets (unaudited)
(in thousands)

	June 30,
	2010	2009
Assets
Real estate investments:
Real property owned:
Land and land improvements	$571,501	$518,213
Buildings and improvements	5,854,675	4,715,571
Acquired lease intangibles	147,861	133,480
Real property held for sale, net of accumulated depreciation	13,020	48,824
Construction in progress	255,883	730,381

	6,842,940	6,146,469
Less accumulated depreciation and intangible amortization	(766,630)	(636,325)

Net real property owned	6,076,310	5,510,144
Real estate loans receivable:
Loans receivable	471,805	488,856
Less allowance for losses on loans receivable	(5,025)	(7,640)

Net real estate loans receivable	466,780	481,216

Net real estate investments	6,543,090	5,991,360

Other assets:
Equity investments	181,527	2,531
Deferred loan expenses	31,568	23,197
Cash and cash equivalents	55,423	79,505
Restricted cash	59,656	18,833
Receivables and other assets	208,067	154,146

	536,241	278,212

Total assets	$7,079,331	$6,269,572

Liabilities and equity
Liabilities:
Borrowings under unsecured lines of credit arrangements	$206,000	$342,000
Senior unsecured notes	2,135,422	1,811,590
Secured debt	813,341	543,842
Accrued expenses and other liabilities	187,443	111,203

Total liabilities	3,342,206	2,808,635

Equity:
Preferred stock	286,410	288,713
Common stock	124,520	111,733
Capital in excess of par value	3,937,485	3,454,399
Treasury stock	(11,315)	(7,587)
Cumulative net income	1,630,120	1,485,798
Cumulative dividends	(2,237,720)	(1,886,583)
Accumulated other comprehensive income	(8,526)	(1,016)
Other equity	5,755	5,369

Total Health Care REIT, Inc. stockholders’ equity	3,726,729	3,450,826
Noncontrolling interests	10,396	10,111

Total equity	3,737,125	3,460,937

Total liabilities and equity	$7,079,331	$6,269,572

2Q10 Earnings Release	August 4, 2010
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues:
Rental income	$151,146	$127,644	$293,860	$255,053
Interest income	9,335	10,158	18,383	20,111
Other income	2,650	1,237	3,646	2,721

Gross revenues	163,131	139,039	315,889	277,885

Expenses:
Interest expense	37,454	26,107	67,245	52,786
Property operating expenses	12,498	11,240	25,010	22,288
Depreciation and amortization	47,451	38,115	90,838	76,313
General and administrative expenses	11,878	11,062	28,700	28,424
Transaction costs	752	—	8,466	—
Loss (gain) on extinguishment of debt	7,035	—	25,072	(1,678)
Provision for loan losses	—	—	—	140

Total expenses	117,068	86,524	245,331	178,273

Income from continuing operations before income taxes and income from unconsolidated joint ventures	46,063	52,515	70,558	99,612

Income tax (expense) benefit	(188)	(21)	(273)	(72)
Income (loss) from unconsolidated joint ventures	1,828	—	2,596	—

Income from continuing operations	47,703	52,494	72,881	99,540

Discontinued operations:
Gain (loss) on sales of properties	3,314	10,677	10,033	27,713
Income (loss) from discontinued operations, net	47	1,588	(156)	4,150

	3,361	12,265	9,877	31,863

Net income	51,064	64,759	82,758	131,403
Less: Preferred dividends	5,484	5,516	10,993	11,039
Net income (loss) attributable to noncontrolling interests	(66)	3	307	5

Net income attributable to common stockholders	$45,646	$59,240	$71,458	$120,359

Average number of common shares outstanding:
Basic	123,808	110,864	123,541	109,548
Diluted	124,324	111,272	124,059	109,956

Net income attributable to common stockholders per share:
Basic	$0.37	$0.53	$0.58	$1.10
Diluted	0.37	0.53	0.58	1.09

Common dividends per share	$0.68	$0.68	$1.36	$1.36

2Q10 Earnings Release	August 4, 2010

Normalizing Items(1)	Exhibit 1
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Transaction costs	$752	$—	$8,466	$—
Non-recurring G&A expenses(2)	—	—	2,853	3,909
Loss (gain) on extinguishment of debt	7,035	—	25,072	(1,678)
Provision for loan losses	—	—	—	140
Held for sale hospital operating expenses	150	—	878	—
Non-recurring other income	(1,000)	—	(1,000)	—

Total	$6,937	$—	$36,269	$2,371
Average diluted shares outstanding	124,324	111,272	124,059	109,956
Net amount per diluted share	$0.06	$—	$0.29	$0.02

Notes: (1)	Please see discussion of normalizing items in body of earnings release.

(2)	Represents expenses recognized in connection with a performance-based stock award in 2010 and the departure of Raymond Braun in 2009.

2Q10 Earnings Release	August 4, 2010

Funds From Operations Reconciliation	Exhibit 2
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to common stockholders	$45,646	$59,240	$71,458	$120,359
Depreciation and amortization(1)	47,451	40,731	91,032	82,057
Loss (gain) on sales of properties	(3,314)	(10,677)	(10,033)	(27,713)
Noncontrolling interests(2)	108	(87)	(255)	(174)
Unconsolidated joint ventures(3)	2,323	—	3,098	—

Funds from operations	92,214	89,207	155,300	174,529
Normalizing items, net(4)	6,937	—	36,269	2,371

Funds from operations — normalized	$99,151	$89,207	$191,569	$176,900

Average common shares outstanding:
Basic	123,808	110,864	123,541	109,548
Diluted	124,324	111,272	124,059	109,956

Per share data:
Net income attributable to common stockholders
Basic	$0.37	$0.53	$0.58	$1.10
Diluted	0.37	0.53	0.58	1.09

Funds from operations
Basic	$0.74	$0.80	$1.26	$1.59
Diluted	0.74	0.80	1.25	1.59

Funds from operations — normalized
Basic	$0.80	$0.80	$1.55	$1.61
Diluted	0.80	0.80	1.54	1.61

FFO Payout Ratio:
Dividends per common share	$0.68	$0.68	$1.36	$1.36
FFO per diluted share	$0.74	$0.80	$1.25	$1.59

FFO payout ratio	92%	85%	109%	86%

FFO Payout Ratio — Normalized:
Dividends per common share	$0.68	$0.68	$1.36	$1.36
FFO per diluted share — normalized	$0.80	$0.80	$1.54	$1.61

FFO payout ratio — normalized	85%	85%	88%	84%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of depreciation and amortization.

(3) Represents HCN’s share of depreciation and amortization from unconsolidated joint ventures.

(4) See Exhibit 1.

2Q10 Earnings Release	August 4, 2010

Funds Available for Distribution Reconciliation	Exhibit 3
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income attributable to common stockholders	$45,646	$59,240	$71,458	$120,359
Depreciation and amortization(1)	47,451	40,731	91,032	82,057
Loss (gain) on sales of properties	(3,314)	(10,677)	(10,033)	(27,713)
Noncontrolling interests(2)	50	(106)	(290)	(212)
Unconsolidated joint ventures(3)	915	—	1,214	—
Gross straight-line rental income	(4,145)	(4,897)	(8,598)	(9,927)
Prepaid/straight-line rent receipts	2,330	7,255	4,068	15,144
Amortization related to above (below) market leases, net	(809)	(368)	(1,296)	(724)
Non-cash interest expense	3,659	2,844	6,500	5,616
Cap-ex, tenant improvements, lease commissions	(5,060)	(2,733)	(8,831)	(5,158)

Funds available for distribution	86,723	91,289	145,224	179,442
Normalizing items, net(4)	6,937	—	36,269	2,371
Prepaid/straight-line rent receipts	(2,330)	(7,255)	(4,068)	(15,144)

Funds available for distribution — normalized	$91,330	$84,034	$177,425	$166,669

Average common shares outstanding:
Basic	123,808	110,864	123,541	109,548
Diluted	124,324	111,272	124,059	109,956

Per share data:
Net income attributable to common stockholders
Basic	$0.37	$0.53	$0.58	$1.10
Diluted	0.37	0.53	0.58	1.09

Funds available for distribution
Basic	$0.70	$0.82	$1.18	$1.64
Diluted	0.70	0.82	1.17	1.63

Funds available for distribution — normalized
Basic	$0.74	$0.76	$1.44	$1.52
Diluted	0.73	0.76	1.43	1.52

FAD Payout Ratio:
Dividends per common share	$0.68	$0.68	$1.36	$1.36
FAD per diluted share	$0.70	$0.82	$1.17	$1.63

FAD payout ratio	97%	83%	116%	83%

FAD Payout Ratio — Normalized:
Dividends per common share	$0.68	$0.68	$1.36	$1.36
FAD per diluted share — normalized	$0.73	$0.76	$1.43	$1.52

FAD payout ratio — normalized	93%	89%	95%	89%

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of net FAD adjustments.

(3) Represents HCN’s share of net FAD adjustments from unconsolidated joint ventures.

(4) See Exhibit 1.

2Q10 Earnings Release	August 4, 2010

Outlook Reconciliations	Exhibit 4
(in thousands, except per share data)

	Prior Outlook		Current Outlook
	Year Ended		Year Ended
	December 31, 2010		December 31, 2010
	Low	High	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$170,340	$182,840	$165,699	$174,449
Loss (gain) on sales of properties	(6,718)	(6,718)	(10,033)	(10,033)
Depreciation and amortization(1)	188,000	188,000	193,500	193,500
Noncontrolling interests(2)	(1,455)	(1,455)	(2,185)	(2,185)
Unconsolidated joint ventures(3)	8,000	8,000	8,500	8,500

Funds from operations	358,167	370,667	355,481	364,231
Normalizing items, net(4)	29,333	29,333	36,269	36,269

Funds from operations — normalized	$387,500	$400,000	$391,750	$400,500

Per share data (diluted):
Net income attributable to common stockholders	$1.36	$1.46	$1.33	$1.40
Funds from operations	2.87	2.97	2.84	2.91
Funds from operations — normalized	3.10	3.20	3.13	3.20

FAD Reconciliation:
Net income attributable to common stockholders	$170,340	$182,840	$165,699	$174,449
Loss (gain) on sales of properties	(6,718)	(6,718)	(10,033)	(10,033)
Depreciation and amortization(1)	188,000	188,000	193,500	193,500
Noncontrolling interests(2)	(1,365)	(1,365)	(2,225)	(2,225)
Unconsolidated joint ventures(3)	3,055	3,055	3,500	3,500
Gross straight-line rental income	(16,500)	(16,500)	(16,500)	(16,500)
Prepaid/straight-line rent receipts	1,738	1,738	4,068	4,068
Amortization related to above (below) market leases, net	(3,600)	(3,600)	(3,300)	(3,300)
Non-cash interest expense	13,500	13,500	14,000	14,000
Cap-ex, tenant improvements, lease commissions	(17,000)	(17,000)	(20,000)	(20,000)

Funds available for distribution	331,450	343,950	328,709	337,459
Normalizing items, net(4)	29,333	29,333	36,269	36,269
Prepaid/straight-line rent receipts	(1,738)	(1,738)	(4,068)	(4,068)

Funds available for distribution — normalized	$359,045	$371,545	$360,910	$369,660

Per share data (diluted):
Net income attributable to common stockholders	$1.36	$1.46	$1.33	$1.40
Funds available for distribution	2.65	2.75	2.63	2.70
Funds available for distribution — normalized	2.87	2.97	2.89	2.96

Notes:	(1) Depreciation and amortization includes depreciation and amortization from discontinued operations.

(2) Represents noncontrolling interests’ share of FFO/FAD adjustments.

(3) Represents HCN’s share of FFO/FAD adjustments from unconsolidated joint ventures.

(4) See Exhibit 1.